Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 333-261594 on Form N-1A of our report dated September 17, 2024, relating to the financial statements and financial highlights of Fidelity SAI Alternative Risk Premia Strategy Fund and our report dated September 17, 2024, relating to the consolidated financial statements and consolidated financial highlights of Fidelity SAI Alternative Risk Premia Commodity Strategy Fund, each a fund of Fidelity Greenwood Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Greenwood Street Trust for the year ended July 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 25, 2024